Exhibit 10.2
FORM OF TREASURY DEPARTMENT WAIVER
STERLING BANCORP
UST Sequence No. 299
I, [Insert Name], an executive of Sterling Bancorp, hereby agree as follows:
In consideration for the benefits I will receive as a result of my employer’s participation in the United States Department of the Treasury’s TARP Capital Purchase Program, I hereby voluntarily waive any claim against the United States or my employer for any changes to my compensation or benefits that are required to comply with the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008.
I acknowledge that this regulation may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements) that I have with my employer or in which I participate as they relate to the period the United States holds any equity or debt securities of my employer acquired through the TARP Capital Purchase Program.
This waiver includes all claims I may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulation, including without limitation a claim for any compensation or other payments I would otherwise receive, any challenge to the process by which this regulation was adopted and any tort or constitutional claim about the effect of these regulations on my employment relationship.
Agreed and acknowledged as of December __, 2008

[Insert Name]